UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2011

CENTRA FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

West Virginia	000-49699	55-0770610
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Elmer Prince Drive P.O. Box 656 Morgantown, West Virginia	26507-0656
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (304) 598-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 12, 2011, the fair market value of common stock of Centra Financial Holdings, Inc., was determined to be $20.36 per share for purposes of purchases under its Dividend Reinvestment Plan (the “Plan”). This determination was made based on an independent third party consulting firm engaged by Centra pursuant to the terms of the Plan. Centra uses an independent third party because its stock does not trade on an exchange or over-the-counter. This valuation has traditionally been based primarily on the stock trading multiples of a group of comparable banks. As no other bank is exactly similar to Centra, choosing a comparable group is a very subjective process. Comparable banks were chosen based on having performance, financial characteristics and geography similar to Centra; however, because of Centra’s location and size there are a very limited number of comparable banks. In past valuations, the primary determination of value was often based on the price times earnings and/or price as a percent of tangible book value, as appropriate, with other methods of valuation, such as but not limited to, price as a percent of assets, discounted cash flows, known trades, previous stock offerings and other information deemed by the consultant to be appropriate in the circumstance.  However, because of the Agreement and Plan of Merger between United Bankshares, Inc., and Centra announced on December 16, 2010, in this case, the primary determination of value was based on the closing price of United Bankshares, Inc., Common Stock on March 31, 2011, and the exchange ratio of United Bankshares common stock for Centra Financial Holdings common stock provided for in that Agreement.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 14, 2011

Centra Financial Holdings, Inc.

By /s/ Darren K. Williams
Darren K. Williams,
Vice President and Chief Financial Officer